Exhibit 10.36

First Amendment

To

Employment Agreement

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 23rd day of July, 2008, by and between THE BANK OF HAMPTON ROADS, INC. (“BHR”), a banking corporation organized and existing under the laws of the Commonwealth of Virginia, its successors and assigns, HAMPTON ROADS BANKSHARES, INC. (“HRB”), a Virginia corporation, its successors and assigns (collectively BHR and HRB shall be the Bank or Employer and otherwise deemed synonymous as the context may require); and LORELLE FRITSCH (the “Executive”).

WHEREAS, BHR and the Executive entered into an Employment Agreement dated August 28, 2006, (as amended, the “Agreement”); and

WHEREAS, HRB was incorporated on February 28, 2001, and pursuant to a corporate reorganization (the “Reorganization”) became the parent company of BHR; and

WHEREAS, the Executive was elected an executive officer of both BHR and HRB by their respective Boards of Directors on July 22, 2008; and

WHEREAS, the Bank and Executive now desire to amend the Agreement to reflect the Executive’s employment relationship with BHR and HRB and to amend certain other provisions of the Agreement;

NOW, THEREFORE, the parties agree as follows:

1. HRB shall become a party to the Agreement and any reference in the Agreement to the term “Bank” shall collectively refer to HRB and/or BHR as the context may require.

2. Section 1 of the Agreement is deleted and replaced by the following:

1. EMPLOYMENT: The Employer agrees to employ the Executive to perform services for the Employer and the Executive agrees to serve the Employer upon the terms and conditions herein provided. The Executive shall be an executive officer of both HRB and BHR. She agrees to serve as the Senior Vice President and Chief Financial Officer of BHR and as the Senior Vice President and Chief Financial Officer, Principal Accounting Officer and Principal Financial Officer of HRB. The Executive shall perform such managerial duties and responsibilities as shall be assigned to her by the Chief Executive Officers of each of HRB and BHR, consistent with her positions and titles. The Executive shall devote her time and attention on a full-time basis to the discharge of the duties undertaken by her hereunder.

3. Section 3(b)(ii) of the Agreement is deleted and replaced by the following:

The Officer shall be entitled to terminate his or her employment pursuant to this Agreement if “a change of control” occurs with respect to the Bank, in which event the Employer shall be obligated to pay the Officer and furnish him or her the benefits provided in Section 4 hereof. For purposes of this Agreement, the term “a change in control” shall mean (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of HRB (the “Parent Company”) that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Company, (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition be such person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock, or (c) the date a majority of the members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board before the date of the appointment or election. The right herein conferred upon the Executive to terminate her employment for good reason may be exercised by the Executive at any time during the terms of this Agreement at her sole discretion, and any failure by the Executive to exercise this right after she has “good reason” to do so shall not be deemed a waiver of the right.

3. The following is added at the end of Section 4(c) of the Agreement:

Any cash reimbursement that the Company may make to the Executive with respect to the Company’s obligation to provide substantially similar benefits, shall be paid before the last day of the calendar year following the calendar year in which the expense is incurred. The Executive may not exchange the right to reimbursement or to an in-kind benefit for another reimbursement or benefit and may not receive cash in lieu of an in-kind benefit or right to reimbursement.

4. Current Section 11 of the Agreement (“Miscellaneous”) is renumbered to be Section 12, and new Section 11 is added to the Agreement as follows:

11. Provisions Regarding Section 409A of the Internal Revenue Code.

(a) Compliance with Section 409A of the Internal Revenue Code (“Code”). Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(l), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(l).

(b) Delay in Distributions. To the extent required by Section 409A of the Code, in the event the Executive is a “specified employee” as provided in Section 409A(a)(2)B)(i) on his date of termination from employment, any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the his date of termination. Whether the Executive is a specified employee and whether an amount payable to the Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

(c) Gross-Up Payments. The Agreement requires the Company to pay the Executive a Gross-Up Payment in certain events. Notwithstanding any contrary provision in Section 9, all Gross-Up Payments due to the Executive shall be paid no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes.

5. Except as amended by this Amendment, the Agreement as originally adopted and amended is hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

THE BANK OF HAMPTON ROADS, INC.

By:	/s/ Jack W. Gibson	[SEAL]
Jack W. Gibson, President and Chief Executive Officer

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Jack W. Gibson	[SEAL]
Jack W. Gibson, Vice Chairman, President and Chief Executive Officer

EXECUTIVE:

/s/ Lorelle Fritsch
Lorelle Fritsch